Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
WEALTHFRONT CORPORATION
Wealthfront Corporation, a Delaware corporation, hereby certifies that:
1.The name of the corporation is Wealthfront Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was January 5, 2007 under the name MAJ I, Inc.
2.This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and amends the provisions of the Certificate of Incorporation of this corporation, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: September 22, 2022	WEALTHFRONT CORPORATION

By: /s/ David Fortunato
Name: David Fortunato
Title: Chief Executive Officer

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
OF
WEALTHFRONT CORPORATION
ARTICLE I: NAME
The name of the corporation is Wealthfront Corporation (the “Corporation”).
ARTICLE II: REGISTERED AGENT
The address of the registered office of the corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at that address is Incorporating Services, Ltd.
ARTICLE III: PURPOSE
The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV: AUTHORIZED SHARES
The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 214,611,134 shares, consisting of 207,305,557 shares of Voting Common Stock, $0.0001 par value per share (the “Voting Common Stock”), and 7,305,567 shares of Non-Voting Common Stock, $0.0001 par value per share (the “Non-Voting Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 85,490,483 shares, $0.0001 par value per share, 1,350,000 shares of which are designated “Series A Preferred Stock,” 7,658,874 shares of which are designated “Series B Preferred Stock,” 6,169,302 shares of which are designated “Series C Preferred Stock,” 14,431,860 shares of which are designated “Series D Preferred Stock,” 8,780,133 shares of which are designated “Series E Preferred Stock,” 7,938,238 shares of which are designated “Series F Preferred Stock,” 19,516,000 shares of which are designated “Series G Preferred Stock,” 5,034,942 of which are designated “Series G-1 Preferred Stock,” 7,305,567 shares of which are designated as “Series H-1 Preferred Stock” and 7,305,567 shares of which are designated as “Series H-2 Preferred Stock.”
ARTICLE V: TERMS OF CLASSES AND SERIES
The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

1.Definitions. For purposes of this Article V, the following definitions apply:
1.1“Affiliate” shall mean, with respect to any specified entity, any other entity which, directly or indirectly, controls, is controlled by, or is under common control with such specified entity, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, is under common investment management with, shares the same management or advisory company with or is otherwise affiliated with such entity.
1.2“BHCA” shall mean the Bank Holding Company Act of 1956, as amended, together with related regulations and agency interpretations and guidance.
1.3“BHCA Affiliate” shall have the meaning of “affiliate” set forth in the BHCA and the BHCA’s implementing regulations, Regulation Y, as issued by the Board of Governors of the Federal Reserve System (“Regulation Y”).
1.4“Board” shall mean the Board of Directors of the Corporation.
1.5“Common Stock” shall mean the Voting Common Stock and Non-Voting Common Stock.
1.6“Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.
1.7“Dividend Rate” shall mean $0.0089 per share per annum for the Series A Preferred Stock, $0.031 per share per annum for the Series B Preferred Stock, $0.1016 per share per annum for the Series C Preferred Stock, $0.1086 per share per annum for the Series D Preferred Stock, $0.319 per share per annum for the Series E Preferred Stock, $0.6568 per share per annum for the Series F Preferred Stock, $0.3178 per share per annum for the Series G Preferred Stock, $0.3973 per share per annum for the Series G-1 Preferred Stock and $0.7633 for the Series H Preferred Stock, in each case as adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to each such series of Preferred Stock.
1.8“Filing Date” shall mean the date this Restated Certificate of Incorporation (the “Restated Certificate”) is filed with the Secretary of State of the State of Delaware.
1.9“Original Issue Price” shall mean $0.1112 per share for the Series A Preferred Stock, $0.3867 per share for the Series B Preferred Stock, $1.27 per share for the Series C Preferred Stock, $1.3567 per share for the Series D Preferred Stock, $3.9863 per share for the Series E Preferred Stock, $8.21 per share for the Series F Preferred Stock, $3.9722 per share for the Series G Preferred Stock, $4.9653 per share for the Series G-1 Preferred Stock and $9.5407 per share for the Series H Preferred Stock. Each Original Issue Price shall be adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to such series of Preferred Stock.

1.10“Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares.
1.11“Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series G-1 Preferred Stock and the Series H Preferred Stock, collectively.
1.12“Regulated Holder” means any holder of shares of capital stock of the Corporation that is (a) regulated under the BHCA or (b) a BHCA Affiliate.
1.13“Regulated Securities” means any shares of capital stock of the Corporation held by a Regulated Holder at any time and from time to time.
1.14“Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.0001 par value per share, of the Corporation.
1.15“Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.0001 par value per share, of the Corporation.
1.16“Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.0001 par value per share, of the Corporation.
1.17“Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.0001 par value per share, of the Corporation.
1.18“Series E Preferred Stock” shall mean the Series E Preferred Stock, $0.0001 par value per share, of the Corporation.
1.19“Series F Preferred Stock” shall mean the Series F Preferred Stock, $0.0001 par value per share, of the Corporation.
1.20“Series G Preferred Stock” shall mean the Series G Preferred Stock, $0.0001 par value per share, of the Corporation.
1.21“Series G-1 Preferred Stock” shall mean the Series G-1 Preferred Stock, $0.0001 par value per share, of the Corporation.
1.22“Series H Preferred Stock” shall mean the Series H-1 Preferred Stock, and Series H-2 Preferred Stock.

1.23“Series H Preferred Stockholder” shall mean any holder of shares of Series H Preferred Stock.
1.24“Series H-1 Preferred Stock” shall mean the Series H-1 Preferred Stock, $0.0001 par value per share, of the Corporation.
1.25“Series H-1 Preferred Stockholder” shall mean any holder of shares Series H-1 Preferred Stock.
1.26“Series H-2 Preferred Stock” shall mean the Series H-2 Preferred Stock, $0.0001 par value per share, of the Corporation.
1.27“Series H-2 Preferred Stockholder” shall mean any holder of shares Series H-2 Preferred Stock.
1.28“Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.
2.Dividend Rights.
2.1Dividend Preference. In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual applicable Dividend Rate for each such series of Preferred Stock shall have first been paid or declared and set apart for payment to the holders of each such series of Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of each such series of Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.
2.2No Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared solely on the Common Stock (in the same amount per share, on an equal and ratable basis, with respect to the Voting Common Stock and the Non-Voting Common Stock); provided, that, no dividend payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend, each class of stock shall receive such stock dividend in shares of like stock.
2.3Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board. If the Corporation declares a distribution payable in any form of property other than in cash, and, as a result of such distribution, a Regulated Holder would own or control, or be deemed to own or control (a) greater than (i) 4.99% of any class of voting securities of the Corporation or any other corporation, or (ii) 24.99% of the total equity of the Corporation or any other corporation, in each case, within the meaning of the BHCA, or (b) securities or other property that such Regulated Holder would not be permitted to own or control under the BHCA, then such Regulated Holder shall be entitled to receive, at its election, in lieu of such property, a cash payment equal to the fair market value of the property that such Regulated Holder would have been entitled to receive upon such distribution.
3.Liquidation Rights. In the event of any Liquidation Event (as defined below), whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:
3.1Liquidation Preferences. The holders of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for each such series of Preferred Stock, plus all declared but unpaid dividends thereon. If upon any Liquidation Event the Available Funds and Assets shall be insufficient to permit the payment to holders of the Preferred Stock of their full preferential amounts described in this subsection 3.1, then all the Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection 3.1.
3.2Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof (in the same amount per share, on an equal and ratable basis, with respect to the Voting Common Stock and the Non-Voting Common Stock). Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred

Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this subsection 3.2, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.
3.3Deemed Liquidation Events. Unless otherwise approved by vote of (a) the holders of at least a majority of the shares of the Preferred Stock, voting together as a single class on an as-converted basis (the “Requisite Preferred Holders”), (b) solely with respect to the Series E Preferred Stock, a majority of the Series E Preferred Stock then outstanding, voting separately as a class (the “Requisite Series E Holders”), (c) solely with respect to the Series F Preferred Stock, at least sixty percent (60%) of the Series F Preferred Stock then outstanding, voting separately as a class (the “Requisite Series F Holders”), and (d) solely with respect to the Series G Preferred Stock and Series G-1 Preferred Stock, a majority of the Series G Preferred Stock and Series G-1 Preferred Stock then outstanding, voting together as a single class on an as-converted basis (the “Requisite Series G Holders”) (which approval and waiver shall be binding on all holders of the then outstanding shares of Preferred Stock), each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3 (each, a “Liquidation Event”): (i) any reorganization by way of share exchange, consolidation or merger, in one transaction or series of related transactions (each, a “combination transaction”), in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving entity of such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent entity) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving entity (or its parent entity, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent entity, if applicable) that are held by the Acquiring Stockholder; (ii) the closing of the transfer (whether by merger, consolidation or otherwise), other than pursuant to a bona-fide equity financing, in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity); (iii) a sale or exclusive license of all or substantially all of the assets or intellectual property of the Corporation; or (iv) any liquidation, dissolution or winding up of the Corporation. Notwithstanding Section 5.2 and Section 5.8, each Series H-2 Preferred Stockholder shall be entitled to vote or consent with respect to any Series H-2 Preferred Stock with respect to any approval pursuant to subsection 3.3(a) pertaining to a transaction contemplated by subsection 3.3 (iv). For purposes of this subsection 3.3, an “Acquiring Stockholder” means a stockholder or stockholders of the Corporation that (A) merges or combines with the Corporation in such combination transaction or (B) owns or controls a majority of another entity that merges or combines with the Corporation in such combination transaction.
3.4Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:
(a)The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:
(i)unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or a similar national quotation system, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution;
(ii)if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and
(iii)if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.
(b)The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (a)(i), (ii) or (iii) of this subsection 3.4 to reflect the approximate fair market value thereof, as determined in good faith by the Board.
3.5Notice. The Corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock, voting together as a single class on an as-converted basis under this Section 3.
4.Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.
5.Voting Rights.
5.1Voting Common Stock. Each holder of shares of Voting Common Stock shall be entitled to one (1) vote for each share thereof held. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote (on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”). Except as otherwise provided in this Restated Certificate or required by applicable law, shares of Voting Common Stock and Non-Voting Common Stock shall have the same rights and powers, rank equally, share ratably and be identical in all respects and as to all matters; provided, that, if the Corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of such other class of Common Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share.
5.2Non-Voting Common Stock.
(a)The Non-Voting Common Stock shall not be entitled to consent or vote with respect to any matter and regardless of the class or classes of securities that are voting on such matter (but shall have the right to have notice thereof), pursuant to this Restated Certificate, the Bylaws of the Corporation (as in effect at such time) (the “Bylaws”) or any other agreements between the Corporation and its stockholders, where the consent or vote of the stockholders is required on a particular matter, and such Non-Voting Common Stock shall not be entitled to vote or to be counted (either in the numerator or in the denominator) for purposes of determining whether any vote required under this Restated Certificate or the Bylaws has been approved by the requisite percentage of voting securities or to be counted towards any quorum required pursuant to this Restated Certificate or the Bylaws; provided, however, that, in the event this Restated Certificate expressly provides that shares of Non-Voting Common Stock may vote on, or consent with respect to, any matter, all shares of Non-Voting Common Stock shall be counted (both in the numerator and in the denominator) for purposes of determining whether the requisite vote or written consent has been obtained in respect of such matter.
(b)Non-Voting Common Stock shall remain nonvoting upon transfer, except that each share of Non-Voting Common Stock shall be automatically converted into one share of Voting Common Stock, following the transfer of such shares of Non-Voting Common Stock:
(i)to the Corporation;
(ii)in a widespread public distribution;
(iii)in a private placement in which any transferee (including its Affiliates) does not receive 2% or more of any class of the Corporation’s voting securities; or
(iv)without counting any equity securities transferred by the holder of Non-Voting Common Stock where the transferee will control more than 50% of every class of voting securities of the Corporation following the transfer.
(c)Notwithstanding the foregoing, each holder of Non-Voting Common Stock shall be entitled to vote, or consent with respect to, any shares of Non-Voting Common Stock if such proposed waiver would significantly and adversely affect the rights or preference of any security held by such holder of Non-Voting Common Stock, as determined under Regulation Y, such as modification of the terms of the Non-Voting Common Stock or the dissolution of the Corporation; and provided, further, that each section or subsection expressly relating to the voting rights of Non-Voting Common Stock shall not be amended, modified, repealed or waived without the prior consent of each holder of Non-Voting Common Stock that is a Regulated Holder.
(d)The Corporation shall from time to time reserve for issuance out of its authorized but unissued shares of Voting Common Stock (solely for the purposes of issuance upon conversion of shares of Non-Voting Common Stock), the number of shares of Voting Common Stock into which all outstanding shares of Non-Voting Common Stock may be converted.
5.3Preferred Stock. Except for a holder of Series H-2 Preferred Stock, each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Voting Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited. The Series H-2 Preferred Stock shall only have the voting rights provided in Section 5.8 below.
5.4General. Subject to the other provisions of this Restated Certificate, each holder of Preferred Stock (other than Series H-2 Preferred Stockholders) shall have full voting rights and powers equal to the voting rights and powers of the holders of Voting Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws and applicable law, and shall be entitled to vote, together with the holders of Voting Common Stock, with respect to any question upon which holders of Voting Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock (other than Series H-2 Preferred

Stockholders) and the holders of Voting Common Stock shall vote together as a single class on an as-converted basis and not as separate classes. Notwithstanding the foregoing, pursuant to Section 5.8 below and except as otherwise set forth elsewhere in this Restated Certificate, no Series H Preferred Stockholder shall be entitled to vote, or consent with respect to, more than 4.99% of the outstanding shares of any class of voting securities of the Corporation with respect to any question upon which holders of Voting Common Stock and Preferred Stock have the right to vote.
5.5Board of Directors Election and Removal.
(a)Election of Directors. (i) So long as at least 1,800,000 shares of Series B Preferred Stock are outstanding (such number of shares subject to adjustment for any stock splits, stock dividends, recapitalizations and the like with respect to the Series B Preferred Stock), the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation and (ii) the holders of the Preferred Stock (other than Series H-2 Preferred Stockholders) and the Voting Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining directors of the Corporation.
(b)Quorum; Required Vote.
(i)Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Series B Preferred Stock then outstanding shall constitute a quorum for the election of directors to be elected solely by the holders of the Series B Preferred Stock and (B) of holders of a majority of the voting power of all the then-outstanding shares of Preferred Stock (other than Series H-2 Preferred Stockholders) and Voting Common Stock, voting together as a single class on an as-converted basis, shall constitute a quorum for the election of the directors to be elected jointly by the holders of the Preferred Stock and the Voting Common Stock.
(ii)Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to subsection 5.5(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (A) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (B) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock.
(c)Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by either: (i) by the affirmative vote of a majority of the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock (or by the sole remaining director elected by the holders of such Specified Stock if there is but one), or (ii) the required vote of holders of the shares of such

Specified Stock specified in subsection 5.5(b)(ii) above that are entitled to elect such director under subsection 5.5(a). In the event of a vacancy in the office of any director elected by holders of Preferred Stock (other than Series H-2 Preferred Stockholders), in no event shall the holders of the Common Stock be entitled to fill the vacancy.
(d)Removal. Subject to Section 141(k) of the DGCL, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in subsection 5.5(a) above, may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 5.5(c) above.
(e)Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 5.5, shall be held in accordance with the procedures and provisions of the Bylaws, the DGCL and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).
(f)Termination. Notwithstanding anything in this subsection 5.5 to the contrary, the provisions of this subsection 5.5 shall cease to be of any further force or effect upon the earliest to occur of: (i) the first date on which the total number of outstanding shares of Series B Preferred Stock is less than 1,800,000 shares (such number of shares being subject to proportional adjustment to reflect combination or subdivisions of such Series B Preferred Stock or dividends declared in shares of such stock); or (ii) upon the consummation of a Liquidation Event.
5.6Series F Preferred Stock Protective Provisions. At any time when at least 2,000,000 shares of Series F Preferred Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, recapitalizations and the like with respect to the Series F Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Requisite Series F Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)increase the authorized number of shares of Series F Preferred Stock to more than 9,744,215 (as adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to the Series F Preferred Stock); or

(b)issue or obligate itself to issue more than 9,744,215 shares of Series F Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to the Series F Preferred Stock).
5.7Series G and Series G-1 Preferred Stock Protective Provisions. At any time when at least 5,000,000 shares of Series G Preferred Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, recapitalizations and the like with respect to the Series G Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Requisite Series G Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)increase the authorized number of shares of Series G Preferred Stock to more than 19,516,000 or increase the authorized number of shares of Series G-1 Preferred Stock to more than 5,034,942 (as adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to the Series G Preferred Stock or the Series G-1 Preferred Stock, as applicable); or
(b)issue or obligate itself to issue (i) more than 383,026 shares of Series G Preferred Stock or (ii) any shares of Series G-1 Preferred Stock other than upon exercise of the Warrants to Purchase Series G-1 Preferred Stock, as may be amended, modified or restated from time to time; or
(c)amend this Restated Certificate or the Corporation’s Bylaws so as to adversely affect the powers, preferences or special rights of the shares of the Series G Preferred Stock or the Series G-1 Preferred Stock in a manner different than any other series of Preferred Stock, provided that the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price of the Series G Preferred Stock or the Series G-1 Preferred Stock vis à vis other series of Preferred Stock shall not be deemed to affect the Series G Preferred Stock or the Series G-1 Preferred Stock, as applicable, differently.
5.8Series H Preferred Stockholders.
(a)If a Series H Preferred Stockholder, together with any of its BHCA Affiliates, at any time holds any shares of Series H-1 Preferred Stock that, on either an unconverted or an individually converted basis (including if or as if optionally converted into Common Stock in accordance with Section 6) would constitute, in the aggregate, more than 4.99% of a class of voting securities (as defined in the BHCA) of the Corporation, then, each share in excess of such 4.99% threshold shall automatically convert into one share of Series H-2 Preferred Stock.

(b)The Series H-2 Preferred Stock shall not be entitled to consent or vote with respect to any matter (and regardless of the class or classes of securities that are voting on such matter), pursuant to this Restated Certificate, the Bylaws or any other agreements between the Corporation and its stockholders, where the consent or vote of the stockholders is required on a particular matter, and such Series H-2 Preferred Stock shall not be entitled to vote or to be counted (either in the numerator or in the denominator) for purposes of determining whether any vote required under this Restated Certificate or the Bylaws has been approved by the requisite percentage of voting securities or to be counted towards any quorum required pursuant to this Restated Certificate or the Bylaws; provided, however, that, in the event this Restated Certificate expressly provides that shares of Series H-2 Preferred Stock may vote on, or consent with respect to, any matter, all shares of Series H-2 Preferred Stock shall be counted (both in the numerator and in the denominator) for purposes of determining whether the requisite vote or written consent has been obtained in respect of such matter. Once shares have been converted into Series H-2 Preferred Stock, such shares shall remain nonvoting and shall not convert into Series H-1 Preferred Stock, including in the event such Series H-2 Preferred Stockholder’s holdings of Series H-1 Preferred Stock fall below 4.99% of such class of voting securities of the Corporation, except upon a transfer set forth in Section 5.8(d) below. No other rights attaching to the shares of Series H-2 Preferred Stock shall be amended, reduced, waived or otherwise varied pursuant to this Section 5.8.
(c)Subject to compliance with applicable law, the Bylaws and any agreement between a Series H Preferred Stockholder and the Corporation, a Series H Preferred Stockholder may transfer any portion of its shares (including Series H-2 Preferred Stock) to a BHCA Affiliate of such Series H Preferred Stockholder.
(d)Series H-2 Preferred Stock shall remain nonvoting upon transfer, except that each share Series H-2 Preferred Stock shall be automatically converted into one share of Series H-1 Preferred Stock, following the transfer of such shares of Series H-2 Preferred Stock:
(i)to the Corporation;
(ii)in a widespread public distribution;
(iii)in a private placement in which any transferee (including its Affiliates) does not receive 2% or more of any class of the Corporation’s voting securities; or
(iv)without counting any equity securities transferred by the Series H Preferred Stockholder, where the transferee will control more than 50% of every class of voting securities of the Corporation following the transfer.
(e)Notwithstanding the foregoing, each Series H Preferred Stockholder shall be entitled to vote, or consent with respect to, any shares of Series H-2 Preferred Stock held by such Series H Preferred Stockholder if such proposed waiver would significantly and adversely affect the rights or preference of any security held by such Series H Preferred Stockholder, as determined under Regulation Y, such as the modification of the terms of the Series H Preferred Stock or the dissolution of the Corporation; provided, that, each of the second sentence of Section 3.3, this Section 5.8, Section 6.14 and each section or subsection expressly relating to the voting rights of Series H-2 Preferred Stock shall not be amended, modified, repealed or waived without the prior consent of each Series H Preferred Stockholder that is a Regulated Holder.
5.9Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.
5.10Regulatory Event. The Corporation shall not, directly or indirectly, repurchase, redeem, retire or otherwise acquire any of the Corporation’s capital stock, or take any other action, if, as a result, any Regulated Holder would own or control, or be deemed to own or control, collectively, greater than (i) 4.99% of any class of voting securities of the Corporation or (ii) 24.99% of the total equity of the Corporation, in each case, within the meaning of the BHCA. In the event that (x) a Regulated Holder determines in its reasonable discretion that the Corporation’s repurchase or redemption of the Corporation’s capital stock would cause such Regulated Holder to exceed the limitations set forth in (i) or (ii) above, or (y) if any adverse regulatory developments at the Corporation, or any material changes in the business of the Corporation, would otherwise result in adverse regulatory or reputational consequences to such Regulated Holder (any such event described in clause (x) or (y), a “Regulatory Event”), such Regulated Holder shall have the right, at any time and in its sole discretion to either (A) transfer any shares of capital stock held by such Regulated Holder without restriction (other than to a competitor of the Corporation and subject to applicable securities laws) that such Regulated Holder determines in its reasonable judgement to be necessary to cure the Regulatory Event (in which case, the Corporation will use commercially reasonable efforts facilitate such transfer (which will include, at a minimum, providing customary due diligence materials, subject to a customary confidentiality agreement)) or (B) require the Corporation to immediately purchase all or any portion of the shares of capital stock held by such Regulated Holder that such Regulated Holder determines in its reasonable judgement to be necessary to cure the Regulatory Event for an aggregate purchase price of one dollar ($1.00).
6.Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:
6.1Optional Conversion.
(a)Other than the Series H-2 Preferred Stock, at the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Voting Common Stock as provided herein; provided, the Series H-1 Preferred Stock may only be converted if, immediately after such conversion, the transferring Series H-1 Preferred Stockholder and its transferees, collectively, own or control 4.99% or less of the total voting power of the Common Stock of the Corporation.

(b)Each holder of Preferred Stock who elects to convert the same into shares of Voting Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Voting Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Voting Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Voting Common Stock on such date. If a conversion election under this subsection 6.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (which underwritten offering does not cause an automatic conversion pursuant to subsection 6.2 below to take place), the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Voting Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.
6.2Automatic Conversion.
(a)Each share of Preferred Stock, other than the Series H-2 Preferred Stock, shall automatically be converted into fully paid and nonassessable shares of Voting Common Stock and each share of Series H-2 Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Non-Voting Common Stock, as provided in this Section 6, in each case, upon the earlier of: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $35,000,000 (a “Qualified IPO”); or (ii) upon the date specified by written consent of (A) the holders of not less than a majority of the then outstanding shares of Preferred Stock (other than Series H-2 Preferred Stockholders), voting together as a single class on an as-converted basis under this Section 6, (B) solely with respect to the conversion of the Series E Preferred Stock, the Requisite Series E Holders, (C) solely with respect to the conversion of the Series F Preferred Stock, the Requisite Series F Holders, and (D) solely with respect to the conversion of the Series G Preferred Stock and the Series G-1 Preferred Stock, the Requisite Series G Holders.
(b)Upon the occurrence of any event specified in subsection 6.2(a)(i) or (ii) above, the outstanding shares of Preferred Stock, other than Series H-2 Preferred Stock, shall be converted into Voting Common Stock and the outstanding shares of Series H-2 Preferred Stock shall be converted into Non-Voting Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Voting Common Stock on Non-Voting Common Stock, as applicable, issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Voting Common Stock nor Non-Voting Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.
6.3Conversion Price. Each share of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series G Preferred Stock, Series G-1 Preferred Stock, Series H-1 Preferred Stock and Series H-2 Preferred Stock shall be convertible in accordance with subsection 6.1 or 6.2 above into the number of shares of Voting Common Stock or Non-Voting Common Stock, as applicable, which results from dividing the applicable Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion and each share of the Series F Preferred Stock shall be convertible in accordance with subsection 6.1 or 6.2 above into the number of shares of Voting Common Stock which results from dividing the Original Issue Price for the Series G Preferred Stock by the conversion price for the Series F Preferred Stock that is in effect at the time of conversion (each, the “Conversion Price”). The initial Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series G Preferred Stock, Series G-1 Preferred Stock, Series H-1 Preferred Stock and Series H-2 Preferred Stock shall be the applicable Original Issue Price for such series of Preferred Stock and the initial Conversion Price for the Series F Preferred Stock shall be the Original Issue Price for the Series G Preferred Stock. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.
6.4Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as defined below) after the Filing Date, the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event and (ii) the denominator of which shall be the number of shares of

Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Filing Date, (A) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (B) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (C) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.
6.5Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Filing Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.
6.6Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date the Voting Common Stock or Non-Voting Common Stock, as applicable, issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger or consolidation provided for elsewhere in this Section 6 or in Section 3 hereof), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Voting Common Stock or Non-Voting Common Stock, as applicable, into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Section 6 or with respect to such other securities or property by the terms thereof.
6.7Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Filing Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under subsection 3.3 above), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Voting Common Stock or Non-Voting Common Stock, as applicable, deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 6.7 shall similarly apply to successive reorganizations, mergers and consolidations.
6.8Sale of Shares Below Conversion Price.
(a)Adjustment Formula. If at any time or from time to time after the Filing Date the Corporation issues or sells, or is deemed by the provisions of this subsection 6.8 to have issued or sold, Additional Shares of Common Stock (as defined below), otherwise than in connection with a Common Stock Event as provided in subsection 6.4 above, a dividend or distribution as provided in subsection 6.5 above or a recapitalization, reclassification or other change as provided in subsection 6.6 above, or a reorganization, merger or consolidation as provided in subsection 6.7 above, for an Effective Price (as defined below) that is less than the Conversion Price for the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series G-1 Preferred Stock or the Series H Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series G-1 Preferred Stock or the Series H Preferred Stock, as applicable, shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:
(i)The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as defined below) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as defined below) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series G-1 Preferred Stock or the Series H Preferred Stock, as applicable, in effect immediately prior to such issue or sale; and
(ii)The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b)Certain Definitions. For the purpose of making any adjustment required under this subsection 6.8:
(i)The “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in subsection 6.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:
(A)shares of Common Stock issuable or issued upon conversion of the shares of all the series of the Preferred Stock outstanding as of the Filing Date, including any additional shares of Common Stock issuable or issued upon conversion of the shares of any series of Preferred Stock as the result of the adjustment of the applicable Conversion Price for such series of Preferred Stock pursuant to this Section 6.8;
(B)any shares of Common Stock granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary for incentive purposes pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;
(C)any shares of the Corporation’s Common Stock issuable or issued in transactions that are not primarily financing transactions to parties that are (i) actual or potential suppliers or customers, strategic partners investing in connection with a commercial relationship with the Corporation or (ii) providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by the Board;
(D)shares of Common Stock issued pursuant to the bona-fide acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity, which acquisition is approved by the Board;
(E)shares of Common Stock issuable upon exercise of any warrants to purchase any securities of the Corporation outstanding as of the Filing Date and any securities issuable upon the conversion thereof;
(F)shares of the Corporation’s Common Stock issued in connection with any stock split, stock dividend or recapitalization;
(G)shares of the Corporation’s Common Stock issuable or issued by the Corporation to the public pursuant to a Qualified IPO; and
(H)any shares of Common Stock issuable or issued hereafter that are expressly approved by (i) the holders of a majority of the outstanding shares of

Preferred Stock, voting together as a single class on an as-converted basis, (ii) solely with respect to any shares of Common Stock issuable or issued for an Effective Price that is less than the Conversion Price for the Series E Preferred Stock in effect immediately prior to such issue (or deemed issue), the Requisite Series E Holders, (iii) solely with respect to any shares of Common Stock issuable or issued for an Effective Price that is less than the Conversion Price for the Series F Preferred Stock in effect immediately prior to such issue (or deemed issue), the Requisite Series F Holders, (iv) solely with respect to any shares of Common Stock issuable or issued for an Effective Price that is less than the Conversion Price for the Series G Preferred Stock or the Series G-1 Preferred Stock in effect immediately prior to such issue (or deemed issue), the Requisite Series G Holders and (v) solely with respect to any shares of Common Stock, issuable or issued for an Effective Price that is less than the Conversion Price for the Series H Preferred Stock in effect immediately prior to such issue (or deemed issue), the Requisite Preferred Holders.
(ii)The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options (each as defined below) to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.
(iii)The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.
(iv)The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.
(v)The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 6.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 6.8, for the issue of such Additional Shares of Common Stock; and
(vi)The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.
(c)Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 6.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series G-1 Preferred Stock or the Series H Preferred Stock, then the Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided, however, that:
(i)if the minimum amounts of such consideration cannot be ascertained in such Deemed Issuance, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;
(ii)if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and
(iii)if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.
6.9Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books. Upon the written request of any holder of Preferred Stock, the Corporation shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.
6.10Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.
6.11Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
6.12Notices. Any notice required by the provisions of this Restated Certificate to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.
6.13Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
6.14Conversion of Series H-2 Preferred Stock. No shares of Series H-2 Preferred Stock shall be convertible, optionally or mandatorily, into Voting Common Stock, other than if, immediately after such conversion, the transferring Series H Preferred Stockholder and its transferees, collectively, own or control 4.99% or less of the total voting power of the Common Stock of the Corporation. With respect to any shares of Series H-2 Preferred that would be convertible into Common Stock above such 4.99% threshold, such shares of Series H-2 Preferred shall instead be convertible into Non-Voting Common Stock.
6.15Cooperation. The Series H Preferred Stockholders and the Corporation shall cooperate in good faith to incorporate provisions reflecting the covenants set forth in this Section 6 regarding the conversion of Series H Preferred Stock, in form and substance acceptable to the Series H Preferred Stockholders and the Corporation, in any amendment to this Restated Certificate that is executed and filed in connection with the conversion of such shares of Series H-2 Preferred Stock.
7.Miscellaneous.
7.1No Reissuance of Preferred Stock. Other than with respect to Series H-1 Preferred Stock being reissued in exchange for Series H-2 Preferred Stock pursuant to Section 5.8(d), no share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
7.2Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

7.3Regulatory Cooperation. To the extent requested by a Regulated Holder in writing (such writing to include a reasonably detailed description of the actions requested by the Regulated Holder), the Corporation shall (a) cooperate in good faith with such Regulated Holder in order to avoid such Regulated Holder being deemed to be in control of the Corporation or any successor or acquiring corporation or entity (as “control” is used for purposes of the BHCA) as a result of any arrangements with the Regulated Holder, (b) take commercially reasonable efforts to avoid any circumstances under which a Regulated Holder would not be permitted under the BHCA to hold all or a portion of its shares of Regulated Securities, any shares of capital stock of the Corporation or any classes of capital stock of the Corporation issuable upon conversion thereof, or any security of (i) the Corporation, (ii) any successor thereto, or (iii) any acquiring corporation, in each case, then held by or issued to such Regulated Holder and (c) take commercially reasonable efforts to provide that any security of the Corporation or of any successor or acquiring corporation issued to a Regulated Holder in any transaction to which the Corporation is a party contains terms and characteristics that provide equivalent protections with respect to such Regulated Holder as are provided by the securities then held by such Regulated Holder.
ARTICLE VI: AMENDMENT OF BYLAWS
Subject to the provisions herein, the Board shall have the power to adopt, amend or repeal the Bylaws.
ARTICLE VII: DIRECTOR LIABILITY
1.Limitation. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
2.Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.
3.Modification. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: EXCLUDED OPPORTUNITIES
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any Affiliate of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
ARTICLE IX: FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law, this Restated Certificate or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws; or (e) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (e) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.
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